Exhibit 5.1

The Royal Bank of Scotland Group plc The Royal Bank of Scotland plc RBS Gogarburn PO Box 1000 Edinburgh	CMS Cameron McKenna LLP Saltire Court 20 Castle Terrace Edinburgh EH1 2EN DX 553001, Edinburgh 18 Legal Post LP-2, Edinburgh 6 T +44 131 228 8000 F +44 131 228 8888 www.cms-cmck.com

20 March 2015

Your ref	-
Our ref	DOCS/EDN/RBG001.00232

Dear Sirs

We have been asked by The Royal Bank of Scotland plc (the Issuer) and The Royal Bank of Scotland Group plc (the Guarantor) to deliver opinions of Scottish counsel in connection with the issuance by the Issuer, on or after the date hereof, of notes under its RBS NotesSM and Retail Corporate Notes medium-term notes programmes (such notes as may be issued from time to time, the Notes).

The Notes are issued with the full and unconditional guarantee of the Guarantor (the Guarantees, and together with the Notes, the Securities), and are covered by the Registration Statement filed on Form F-3 with the Securities and Exchange Commission on 28 September 2012 (the Registration Statement).

The Notes are designated as either RBS NotesSM (the RBS Notes) or Retail Corporate Notes (the Retail Corporate Notes).  The RBS Notes are to be issued pursuant to:

(A)
the Amended and Restated Indenture (the Senior Indenture), dated as of 13 August 2010, among the Issuer, the Guarantor and The Bank of New York Mellon, acting through its London Branch (the Original Trustee), the First Supplemental Indenture (the First Supplemental Indenture) dated as of 25 August 2010, among the Issuer, the Guarantor, the Original Trustee, Wilmington Trust Company, as trustee (the Trustee) and Citibank, N.A., as securities administrator for the RBS Notes (the Securities Administrator), and the Third Supplemental Indenture (the Third Supplemental Indenture), dated as of 27 September 2011, among the Issuer, the Guarantor and the Trustee (the Senior Indenture, as supplemented by the First Supplemental Indenture and the Third Supplemental Indenture, the RBS Notes Indenture); or

(B)
the Indenture (the RBS NV Base Indenture), dated as of 15 September 2006, among The Royal Bank of Scotland N.V. (formerly known as ABN Amro Bank N.V.), RBS Holdings N.V. (formerly known as ABN Amro Holding N.V.) and the Trustee, as supplemented by the First

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Supplemental Indenture (the RBS NV Supplemental Indenture), dated as of 10 December 2012, among The Royal Bank of Scotland N.V, the Issuer, RBS Holdings N.V., the Guarantor, the Securities Administrator and the Trustee (the RBS NV Base Indenture, as supplemented by the RBS NV Supplemental Indenture, the RBS NV Indenture).

The Retail Corporate Notes are to be issued pursuant to the Senior Indenture, the Second Supplemental Indenture (the Second Supplemental Indenture) dated as of 20 September 2010 among the Issuer, the Guarantor, the Original Trustee and the Securities Administrator, and the Third Supplemental Indenture (the Senior Indenture, as supplemented by the Second Supplemental Indenture and the Third Supplemental Indenture, the Retail Corporate Notes Indenture, and, together with the RBS Notes Indenture and the RBS NV Indenture, the Indentures, and each an Indenture).

We, as your solicitors, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion (collectively, the Documentation), including an Assistant Secretary's Certificate dated 20 March 2015 in respect of the Issuer, an Assistant Secretary's Certificate dated 20 March 2015 in respect of the Guarantor, an Assistant Secretary's Certificate dated 20 December 2012 in respect of The Royal Bank of Scotland N.V. and a Group Treasurer’s Certificate dated 20 March 2015 in respect of the Issuer and the Guarantor (collectively, the Certificates), and the Powers of Attorney executed as of 14 May 2014 by the Issuer and the Guarantor (the Powers of Attorney), which set forth the persons authorised to sign, execute, grant, and deliver various instruments, including the Securities (each such person, an Authorized Person).  We have relied on the Documentation in respect of the accuracy of the matters stated therein, which we have not independently established.  We also conducted a search against the statutory records of the Issuer and the Guarantor in their respective electronic files maintained at Companies House in Edinburgh on the date hereof, and we have assumed those files are up-to-date in all respects.

On the basis of the foregoing, and the assumptions stated below, and subject to any matters not disclosed to us, we hereby advise you that, in our opinion:

1.	as of the date hereof, the Issuer and the Guarantor are each duly incorporated and validly existing under the laws of Scotland; and

2.	the Issuer and the Guarantor each have the necessary corporate power to create, issue, and sell the Securities; and

3.
when the terms and the offer and sale of a particular tranche of Securities have been authorized by an Authorized Person, they will have been duly authorized by all necessary corporate action by the Issuer and the Guarantor in conformity with the applicable Indenture.

In giving the foregoing opinion, we have assumed that, as of the date of the issuance of the Securities, (a) the Powers of Attorney and the Indentures continue to be in effect and have not been amended, added to, varied or (in the case of the Powers of Attorney) revoked; (b) the certifications and assertions made in the Certificates remain, true, accurate and not misleading or out-of-date, and (c) there has been no change in Scots law subsequent to the date of this opinion that would affect the authorisation of the Securities. We have also assumed that The Royal Bank of Scotland N.V. and RBS Holdings N.V had all the requisite power and authority to execute and deliver, and duly authorised the execution and delivery of, the RBS NV Base Indenture.

Our opinions above are limited to the laws of Scotland as applied by the Scottish courts and in effect on the date of this opinion, and we have made no investigation of the laws of any jurisdiction other than Scotland and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York and the laws of the United States of America.

This opinion is subject to the provisions of the Banking Act 2009, as amended, and any secondary legislation, instruments or orders made, or which may be made, under it.

This opinion is addressed to you for your benefit, and is not to be relied upon by any other person without our express consent, except that it may be relied upon by initial purchasers of Notes issued during a period of four months commencing on the date of this opinion, and by Davis Polk for the purposes of its opinions delivered during that period of four months with respect to certain matters of the laws of the State of New York and United States federal law pertaining to the Securities.

This opinion is rendered solely in connection with future issuances of Securities, and may not be relied upon for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K, which is a part of the Registration Statement.  We further consent to the reference to our name in any pricing supplement or any exhibit to a report on Form 6-K relating to an issue of Securities that has been reviewed by Davis Polk & Wardwell LLP (Davis Polk), as United States counsel to the Issuer and the Guarantor, and with respect to which Davis Polk has given its consent in writing to be named therein, provided always that such issue of Securities is made within the abovementioned period of four months, and that any such reference to us is substantially in the form set out in the opinion of Davis Polk to the Issuer and the Guarantor dated 20 March 2015.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended.  Save as aforementioned, our opinion is not to be transmitted by you to any other person, nor quoted or referred to in any public document or filed with anyone without our express consent.

Yours faithfully

/s/ Donald Cumming

Partner, for and on behalf of CMS Cameron McKenna LLP